Triple-S Management Corporation
San Juan, PR 00936
1441 Ave. F.D. Roosevelt
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Juan-José Román Finance Vice President & CFO (787) 749-4949	Kathy Waller 312-543-6708

Triple-S Management Corporation Announces Delay in Reporting Fourth-Quarter
And Year-End Results

San Juan, PR, February 11, 2009 – Triple-S Management Corporation (NYSE: GTS) today announced that it is delaying the release of its financial results for the fourth quarter and year ended December 31, 2008 due to an ongoing impairment analysis of certain securities in the Company’s investment portfolio. The quarterly conference call has also been postponed. Financial results will be reported after the impairment analysis is complete, on or before February 20, 2009.

“The impairment analysis is not related to the fundamentals of our underlying business. In fact, our top- and bottom-line performance for 2008 came in within our previously stated Company guidance, excluding net realized and unrealized losses,” said Ramón M. Ruiz-Comas, President and Chief Executive Officer.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is the largest managed care company in Puerto Rico, serving approximately 1.2 million members, or about 30% of the population, and has the exclusive right to use the Blue Shield name and mark throughout the country. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the commercial, Medicare, and Reform markets under the Blue Shield brand. In addition to its managed care business, Triple-S Management provides non-Blue Shield branded life and property and casualty insurance in Puerto Rico. The Company is the largest provider of life, accident, and health insurance and the fourth largest provider of property and casualty insurance in its market.

For more information about Triple-S Management, visit www.triplesmanagement.com.

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